Exhibit (p)(2)
                                 CODE OF ETHICS
                                 --------------



                          LLOYD GEORGE MANAGEMENT GROUP


                                 which includes:

                        Lloyd George Management (BVI) Ltd

                Lloyd George Investment Management (Bermuda) Ltd

                     Lloyd George Management (Hong Kong) Ltd

             Lloyd George Investment Management (Hong Kong) Limited

                      Lloyd George Management (Europe) Ltd

                   Lloyd George Management (Singapore) Pte Ltd

                                    LGM Funds

















November  2004

                                 CODE OF ETHICS


                                TABLE OF CONTENTS



I        Governing Principles

II       Definitions

III      Code of Conduct for All Employees

IV       General Provisions


Appendix 1.    Policies and Procedures on Personal Securities Transactions

Appendix 2.    Policies and Procedures in Prevention of Insider Trading


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                             I GOVERNING PRINCIPLES


As an employee of the Lloyd George Management Group, you have the responsibility at all times to place the interests of Clients first, not to take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. You also have a responsibility to act ethically, legally, and in the best interests of LGM and its Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.

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                                 II DEFINITIONS


     Company, or LGM, refers to any company within the Lloyd George Management Group

     Fund is each investment company registered under the United States Investment Company Act of 1940 for which LGM acts as the investment adviser.

     Client is any person or entity, including a Fund or any collective investment schemes, for which LGM provides investment management and advisory services.

     Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

     Investment Professional includes fund managers, investment analysts and central dealers.

     Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     Initial Public Offering means the first offer of stock by a company to the public in any jurisdictions. This includes an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     Secondary Public Offering means a one-time offering of stock to the public which is not an initial public offering. The term excludes trading in the secondary market in the ordinary course.

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     Limited  Offering  also  commonly  referred to as a private  placement is a
non-public   offering  of  securities,   whether  stock,  debt  securities,   or
partnership interests, by any entity in limited amounts available only to certain investors. This includes an offering that is exempt from registration under the Securities Act of 1933 of the USA pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

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                      III CODE OF CONDUCT FOR ALL EMPLOYEES


These Rules apply to EVERY EMPLOYEE of the Company.

     1. Laws and Regulations. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of the Company that employs you. These include, without limitation, tax and securities laws.

     2. Conflicts of Interest. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

     3. Gifts,  Etc. You must not seek or accept any gift,  favor,  preferential treatment, of special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; occasional small gifts or mementos with a value of under US$100. "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Hong Kong or London or Singapore (as appropriate to employees of LGM in Hong Kong or in London or in Singapore), unless approved by the Compliance Officer as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Compliance Officer. You must report all gifts received (including gifts of Non-Material Value) as well as offer of gifts prohibited by this rule to the Compliance Officer.

     4. Political Contributions. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

     5. Improper Payments. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company's business.

     6. Confidential Information. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets, proprietary or confidential information unless you have been authorized to do so. You must keep confidential information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing

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information  internally,  to maintain  confidentiality,  for  example,  by using sealed envelopes, limiting computer access, and speaking in private.

     7. Outside Directorships, Etc. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the Chairman of LGM, except that you may serve any charitable or non-profit organization without such approval.

     8. Personal Investment. All LGM staff are required to adhere to the Policies and Procedures on Personal Securities Transactions (Appendix 1).

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                              IV GENERAL PROVISIONS

     1. Review of Securities Reports. The Director of Compliance shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations received will be reviewed in accordance with the attached Procedures (Appendix
1).

     2. Annual Certification by Employees. Each employee of the Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

     3. Fund Board Approval. The Board of Trustees of each Fund managed either in whole or in part by the Company, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after its adoption.

     4. Annual Report to Fund Board. At least annually the Company shall submit to the Board of Trustees of each Fund for consideration a written report that
(i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that the Company has adopted procedures reasonably necessary to prevent its staff from violating the Code of Ethics.

     5. Recordkeeping Requirements. The Company shall maintain the following records at its principal place of business and make these records available to the relevant regulatory authorities including the United States Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

     (1) copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;
     (2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;
     (3) copies of each report, including transaction confirmations and other information, referred to in section 4 of the Policy and Procedures on Personal Securities Transactions (Appendix 1.), to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

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     (4)  a record of all persons,  currently or within the past five years, who are or were required to make reports and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and
     (5) a copy of each Annual Report to a Fund Board referred to in paragraph 4 above, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

     6. Confidentiality. All reports and other documents and information supplied by any employee of the Company in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of LGM, or otherwise as required by law, regulation, or court order.

     7. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Officer.

     8. Violations and Sanctions. Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.

     In adopting and approving this Code of Ethics, the Company and the Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of any regulations in the relevant jurisdictions including Rule 17j-1 under the Investment Company Act of 1940 of the USA.

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
                                   Appendix 1

                           POLICIES AND PROCEDURES ON
                        PERSONAL SECURITIES TRANSACTIONS


Applicability of the Policies

     Who is Covered. This Policy applies to all Company employees. It covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

     What Accounts are Covered. This Policy applies to all Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Compliance Officer determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

When an employee has a measure of influence or control over an account, but not direct or indirect beneficial ownership (as defined above) therein (as for example when the employee serves as executor or trustee for someone outside his immediate family, or manages or helps to manage a charitable account), the rules set forth in this Statement of Policy will not be considered to be directly applicable, but in all transactions involving any such account the employee will be expected to avoid any activity that conflicts or might appear to conflict with the interests of our clients.


Rules Applicable to all LGM Employees

1. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated.

     a. LGM Activity. You may not purchase or sell Securities in any markets in which LGM is active for its Clients. This rule excludes your trading in virtually all Asian Pacific and Global Emerging stock markets.

     b. Insider Dealing. You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in possession of material, non-public information concerning the security or its issuer. Please

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read Appendix 2 to the Code of Ethics,  Policies and Procedures in Prevention of
Insider Trading.

     c. Initial Public Offerings and Secondary Public Offering . You may not purchase or otherwise acquire any Security in an Initial Public Offering or a Secondary Public Offering . You may apply to the Compliance Officer for prior written approval to purchase or acquire such a Security, but approval will only be granted only in rare instances that involve extraordinary circumstances. Accordingly, the Company discourages such applications. The reason for this rule is that it precludes the appearance that an employee has used our client's market stature as a means of obtaining for himself or herself "hot" issues which would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to a Fund or other Client was diverted to the personal benefit of an individual employee of this firm. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     d. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Compliance Officer. Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or Fund or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a close corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     e. Short Sales. You may not sell short any Security.

     f. Naked Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

     g. Margin Accounts. If an employee maintains a margin account, his or her securities could be sold involuntarily to cover the margin at a time when the same security was being traded for a fund or other client. Caution should therefore be exercised in the use of margin accounts

     h. Short-term Trading and Holding Period. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale,

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or sale and  purchase,  of the same or equivalent  Securities  within sixty (60)
days are generally regarded as short-term trading. Securities acquired must be held for at least sixty (60) days.

     i. Blackout Periods. NO EMPLOYEE shall exercise a securities transaction on a day during which any Fund or other Client in the LGM complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

NO INVESTMENT PROFESSIONAL shall buy or sell a security within seven calendar days before or after a Client trades in that security. Because your responsibility is to put Client's interests ahead of your own, you may not delay taking appropriate action for a Client in order to benefit or avoid potential adverse consequences in your personal account.

De minimis exceptions from blackout periods may be made by the CEO or the Compliance Director of LGM for transactions involving a small number of shares of a company with a very large market capitalization and high average daily trading volume. These exceptions can be handled on a case-by-case basis by the CEO or the Compliance Director of LGM in the pre-clearance review.

     j. Acting for Personal Benefit. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client to support or enhance the price of a security in your personal account, or "front run" a Client.

     k. Transactions of Certain Affiliated Persons. Pursuant to Section 17 of the Investment Company Act of 1940 of the USA, the registration statements of the Funds provide that the Fund shall not purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors or security holders is an officer or director of the Fund, or is an officer or director of the investment adviser of the Fund, if after the purchase of the securities of such issuer by the Fund one or more of such persons owns beneficially more than 1 of 1% of the shares or other securities, or both, of such issuer, and such persons owning more than 1 of 1% of such shares or other securities together own beneficially more than 5% of such shares or securities, or both. To avoid any possibility of an inadvertent violation of this provision, holdings exceeding 1 of 1% of the shares or other securities of any publicly owned issuers are discouraged and must be reported to the Company.


2. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear :

     (1) a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your
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          purchases of such debt  Securities  of the same issuer in the previous six (6) days, would not exceed $25,000;
     (2) a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of such debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
     (3)  a bona fide gift of Securities that you make or receive;
     (4) an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;
     (5) a transaction pursuant to a tender offer that is applicable pro rata to all stockholders; or
     (6) a purchase or sale of any open-end investment company/mutual fund/unit trust or any similar form of collective investment schemes which are NOT managed by LGM.

     The exemptions from pre-clearance in clauses (1) and (2) above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Compliance Officer may suspend your use of these two exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that there is an unusual pattern of personal trading.

     You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security as stated above under Prohibited and Restricted Transactions. Remember that the term "Security" is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the business day on which it is given or the next business day in cases where the pre-approval is granted after the relevant market has closed.

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3. Reporting Requirements.  You are required to provide the following reports of your Security holdings and transactions to the Compliance Officer. Remember that your report also relates to members of your Immediate Family and the accounts referred to under "Applicability of the Policies," above. Please review the definition of Securities in the "Definitions" section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, but also stock in close corporations, partnership interests, and derivatives. Securities do not include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

     a. Initial Report of Holdings. Within ten (10) days after join LGM, you must submit to the Compliance Officer a report of your holdings of Securities, including the title, number of shares and principal amount of each Security held at the time you joined LGM, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     b. Annual Report of Holdings. After January 1 and before January 21 of each year, you must submit to the Compliance Officer a report of your holdings of Securities as at the previous 31 December, including the title, number of shares and principal amount of each Security, and the name of any broker, dealer or bank with whom you maintained an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     c. Quarterly Transaction Report. Within ten (10) days after the end of each calendar quarter, you must submit to the Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.

4. Approval of Brokers and Confirmations of Transactions . You must obtain approval from the Compliance Officer before opening an outside brokerage account for personal account dealing of securities. You must ensure that each broker, dealer or bank with which you maintain an account send to the Compliance Officer, as soon as practicable, copies of all confirmations of your Securities transactions. See section A, "Applicability of the Policies - What Accounts are Covered," above.

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                                   Appendix 2

                             LLOYD GEORGE MANAGEMENT
            POLICIES AND PROCEDURES IN PREVENTION OF INSIDER TRADING


Insider Trading

Lloyd George Management ("LGM") unequivocally prohibits and forbids any director, officer, or employee from trading, either personally or on behalf of others (including, without limitation, investment companies and private accounts advised by LGM), on material nonpublic information or from communicating material nonpublic information to others in violation of law. This conduct is commonly referred to as "insider trading". LGM's policy applies to every director, officer, and employee of LGM and extends to activities within and outside their duties at LGM. Every director, officer and employee must read and retain these Policies and Procedures. Any questions regarding these Policies and Procedures should be referred to Director/ Officer of Compliance.

No precise definition of insider trading exists. Indeed, in the face of considerable sentiment in favor of establishing a statutory definition, the U.S. Congress refused to do so when considering the Insider Trading and Securities Fraud Enforcement Act of 1988. Instead, Congress continues to permit the SEC and the courts to oversee the evolution of the definition of insider trading. Despite the haziness of the outer boundaries of this activity, the term "insider trading" generally is used to refer to the use of material nonpublic information to trade in securities (whether or not the trader is an "insider") or the communication of material nonpublic information to others in violation of a duty owed.

While each jurisdiction has its own laws concerning insider trading, the laws generally prohibit:

*    trading  by  an  insider  while  in   possession   of  material   nonpublic
     information;

* trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or where the information was misappropriated; or

* communicating material nonpublic information to others in violation of a duty to keep the information confidential.

The concept of "insider" is broad. For instance in the USA, it includes directors, officers, and employees of a company. In addition, a person can be a temporary insider if she/he enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to

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information  intended solely for the company's purposes. A temporary insider can include, for example, a company's attorneys, accountants and consultants, a bank which lends money to the company, and the employees of such organizations. In addition, a person may become a temporary insider of a company which such person advises or for which person performs other services or with which such person has entered a special relationship. Generally, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered to be an insider.

Information is generally considered to be "material" where there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decisions. Material information can include but is not limited to information that is reasonably certain to have an effect (whether favorable or adverse) on the price of a company's securities. As you are aware from the newspaper headlines, a number of insider trading cases have involved trading in securities which were the subject of actual or impending tender offers, or communicating nonpublic information regarding a potential tender offer. A tender offer will usually be considered material by the regulators and the courts in most jurisdictions. Other information which might be considered material (depending on the attendant facts and circumstances) includes, but is certainly not limited to: changes in previously released earnings estimates, an important financing development, impending default on debt obligations, the acquisition or loss of a major contract, significant mineral discoveries, merger, acquisition or joint venture negotiations, plans for "going private", recapitalizations, leveraged buyouts, spinoffs, liquidations, assets dispositions, corporate restructuring, and other events which investors would consider significant.

Note that information can be material even if it does not relate to a corporate development such as a restructuring or an acquisition. For example, in the 1987 case U.S. v. Carpenter, the Supreme Court considered as material certain information about the timing and content of forthcoming newspaper columns that had the potential of affecting the market price of the securities examined in the column. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. The determination of whether information is material may be second-guessed by the SEC or a court with the benefit of hindsight.

Information is "nonpublic" until has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information that is contained in a report filed with the regulators or that appears on a news service or in a publication such as the Asian Wall Street Journal or the New York Times or other publications of general circulation would generally be considered to have been communicated to the marketplace.

The penalties for trading on or communicating material nonpublic information in most jurisdictions (for example US, UK, Hong Kong and Singapore etc) are extremely severe in nature, both for the individuals involved in such unlawful

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conduct  and  for  any  person  who at the  time of  such  conduct  directly  or indirectly controlled the person who engaged in such conduct. A person can be subject to the penalties below even if she/he does not personally benefit from the violation. For instance in the US, possible penalties arising from public and private actions include:

*    civil injunctions;

*    damages to contemporaneous traders on the opposite side of the market;

* a civil penalty of up to three times the profit gained or loss avoided, whether or not such person actually personally benefited;

* a civil penalty for the controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided as a result of the violator's conduct; and

* criminal fines of up to $1,000,000 for individuals and up to $2,500,000 for firms.

In addition, any violation of the law or of these Policies and Procedures can be expected to result in serious sanctions, including dismissal of the person or persons involved.

The foregoing is a very brief and simple summary of what constitutes insider trading. If you have a question concerning insider trading or concerning the status of specific information in your possession, you should consult the Director/Officer of Compliance.


Procedures to implement LGM's Policy against Insider Trading

The following procedures have been established to aid the officers, directors and employees of LGM in avoiding insider trading and to aid LGM in preventing, detecting and imposing sanctions against employees who engage in insider trading. Every officer, director and employee of LGM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

A.   Identifying Insider Information

Before trading for yourself or others, including accounts that you manage, ask yourself the following questions:

1. Is this information material? Is this information that a reasonable investor would consider important in making an investment decision? Would this information affect the market price of the security if generally disclosed?

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2.   Do I have information about this company that is not publicly available? To whom has the information been provided? Has the information been publicly disseminated?

3. How did I acquire this information? Did I acquire it in breach of a duty that I owe? Did I acquire the information from someone who had a duty not to disclose the information? Did I acquire the information which the understanding that I would not trade on the information or that I would keep it confidential?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1. Consult with the Director/Officer of Compliance prior to effecting any transactions in the security.

2. Do not purchase or sell the security on behalf of yourself or others, including client accounts.

3.   Do not recommend the purchase or sale of the security.

4.   Do not communicate the information to another person.

5. After the matter has been reviewed, you will be instructed whether to continue any prohibition against trading and communication.

B.   Restricting Access to Material Nonpublic Information

Information in your possession that is material and nonpublic should not be communicated to anyone, including persons within LGM, except as provided above. In addition, care should be taken to ensure that such information is secure.

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